UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2012

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

Texas	1-32414	72-1121985
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of principal executive offices) (Zip Code)

713.626.8525

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2012, W&T Offshore, Inc. (the “Company” or “W&T”) appointed Thomas P. Murphy to the position of Senior Vice President and Chief Operations Officer of the Company. Mr. Murphy will serve as Senior Vice President and Chief Operations Officer until his successor is duly elected and qualified by the Board of Directors of the Company, or, if earlier, until his death, resignation, or removal from office. Stephen L. Schroeder, previously the Senior Vice President and Chief Operating Officer, will continue to serve the Company as Senior Vice President and Chief Technical Officer.

Mr. Murphy has over 28 years of experience in the domestic and international exploration and production business. From 2009 to 2012, Mr. Murphy worked at Woodside Energy USA Inc. as Vice President Engineering and Operations. From 2008 to 2009 he worked for PetroQuest Energy, Inc. as Vice President Engineering. From 2000 to 2008 he worked for Devon Energy Corporation in a variety of positions, including Gulf of Mexico Deep-Water Development Supervisor, New Business Development Supervisor and culminating in his position as Sr. Exploration Advisor. Mr. Murphy worked for ARCO Oil and Gas Company from 1984 to 2000 in a variety of engineering, operational and commercial positions both domestically and internationally of increasing responsibility, culminating as North Sea Business Unit Manager and Manager of Middle East/North Africa New Business Development groups in London, England. Mr. Murphy graduated with a B.S. in Petroleum Engineering from Colorado School of Mines in 1984.

In connection with his appointment, on June 19, 2012, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Murphy, substantially similar to the form of employment agreements the Company maintains with its other executive officers other than the Chief Executive Officer and previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 6, 2010.

The term of the Employment Agreement is three years, subject to automatic extension for an additional one-year period beginning on the first anniversary from June 19, 2012, the Effective Date, and on each anniversary date thereafter. Pursuant to the Employment Agreement, Mr. Murphy will have a base salary of $350,000. He will participate in W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan as approved from time to time by the Compensation Committee of the Company’s Board of Directors based upon criteria established by the Compensation Committee.

If Mr. Murphy’s employment is terminated by the Company for any reason other than death, incapacitation or Cause (as defined in the Employment Agreement) or by Mr. Murphy for Good Reason (as defined in the Employment Agreement), he is entitled to a cash severance payment in the amount of two times his base salary. In addition, if Mr. Murphy’s employment is terminated by him for Good Reason (as defined in the Employment Agreement) or by the Company for any reason other than death, incapacitation or Cause (as defined in the Employment Agreement), then he is entitled to the health benefits for the six months following his termination.

Mr. Murphy has agreed not to provide, during the Non-Compete Term (as defined in the Employment Agreement) the same services that he provides to the Company in any market area in which the Company has conducted oil and gas exploration and production activities during the last two years of the Employment Term (as defined in the Employment Agreement) or solicit or hire Company employees during the Non-Compete Term. The Non-Compete Term for Mr. Murphy is the six months following the termination of his employment with the Company.

Effective June 19, 2012, the Company also entered into an Indemnification and Hold Harmless Agreement with Mr. Murphy, substantially similar to the form of indemnification agreements the Company maintains with its other executive officers, which provides that if Mr. Murphy is a party or is threatened to be made a party to any action, the Company will indemnify him and hold him harmless against any and all liabilities or losses incurred in connection with such action if it arises out of or is related to the fact that he is or was serving as an officer of the Company, to the fullest extent permitted by then applicable law. The rights of Mr. Murphy under this agreement are in addition to any other rights he may have under the Company’s corporate governance documents or applicable law. The terms and conditions of Mr. Murphy’s Indemnification and Hold Harmless Agreement are virtually identical to the terms and conditions in similar contracts pursuant to which the Company has agreed to indemnify its directors and its executive officers. A copy of the Indemnification and Hold Harmless Agreement has been filed herewith as Exhibit 10.2.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Employment Agreement for Executive Officers other than the Chief Executive Officer (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 6, 2010).

10.2	Indemnification and Hold Harmless Agreement by and between W&T Offshore, Inc. and Thomas P. Murphy, dated as of June 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: June 22, 2012	By:	/s/ John D. Gibbons
John D. Gibbons
Senior Vice President, Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Employment Agreement by and between W&T Offshore, Inc. and Thomas P. Murphy (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 6, 2010).

10.2	Indemnification and Hold Harmless Agreement by and between W&T Offshore, Inc. and Thomas P. Murphy, dated as of June 19, 2012.